Exhibit 99.1

UPS Appoints Shannon Eisenhardt to Board of Directors

ATLANTA, November 4, 2026 – UPS (NYSE: UPS) today announced the appointment of Shannon Eisenhardt to the UPS Board of Directors, including the Audit Committee, effective immediately.

Eisenhardt is Group Chief Financial Officer and an Executive Director of Reckitt Benckiser Group plc, a global consumer health and hygiene company. In this role, she oversees Reckitt’s global finance organization, Information Technology & Data and Global Business Services. Her responsibilities also include Strategy, M&A, Investor Relations, Treasury and Tax.

“Shannon’s deep financial expertise and experience leading complex global businesses through transformation will bring valuable perspective to the UPS Board,” said William Johnson, Chairman of the UPS Board of Directors. “We are pleased to welcome Shannon and look forward to her many contributions.”

Eisenhardt, 52, has nearly three decades of finance and business leadership experience across consumer products and retail. Before joining Reckitt in 2023 as Global Chief Financial Officer Designate and assuming her current role in March 2024, she spent eight years at NIKE, Inc., most recently as Chief Financial Officer of Consumer, Marketplace and Brand, leading finance for Nike’s global geographies, Nike Direct and Global Marketing, as well as Global Business Planning. She previously served as Chief Financial Officer of Nike North America and Chief Financial Officer of Nike Emerging Markets. She holds a BBA in Finance from the University of Notre Dame.

“Shannon brings extensive experience in finance, global operations, technology, strategy and business transformation,” said Carol Tomé, UPS Chief Executive Officer. “Her international perspective and record of leading large global teams and strengthening operating discipline will be valuable as we continue to execute our strategy.”

About UPS
UPS (NYSE: UPS) is one of the world’s largest companies, with 2025 revenue of $88.7 billion, and provides a broad range of integrated logistics solutions for customers in more than 200 countries and territories. Focused on its purpose statement, “Moving our world forward by delivering what matters,” the company’s approximately 460,000 employees embrace a strategy that is simply stated and powerfully executed: Customer First. People Led. Innovation Driven. UPS is committed to reducing its impact on the environment and supporting the communities we serve around the world. More information can be found at ups.com, about.ups.com and investors.ups.com.

Contact:
UPS Media Relations: pr@ups.com
UPS Investor Relations: investor@ups.com